Exhibit 13.2

12/22/2020 Gmail - Additional Information About Your Indication of Interest in Monogram Orthopaedics https://mail.google.com/mail/u/0?ik=fcb6f308a1&view=pt&search=all&permmsgid=msg-f%3A1686792216665606436&simpl=msg-f%3A168679221666… 1/2 Thank you for your interest in Monogram Orthopaedics. Hi Benjamin, We are sending you a second email about your reservation of $250.80 in MonogramOrthopaedics in order to provide some additional legal information that you should beaware of following making your non-binding reservation. To learn more about Monogrom Orthopaedics, please click here to view their offeringcircular. ______________________________ ______________________________ ___ MONOGRAM ORTHOPAEDICS, INC. IS TESTING THE WATERS UNDER TIER 2 OF REGULATION A.NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILLNOT BE ACCEPTED. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OFTHE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THECOMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BEWITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANYTIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION. ANINDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND. ANOFFERING STATEMENT REGARDING THIS OFFERING HAS BEEN FILED WITH THE SEC. YOU MAY OBTAIN A COPY OF THE PRELIMINARY OFFERING CIRCULAR THAT IS PART OF THATOFFERING STATEMENT FROM https://www.sec.gov/Archives/ edgar/data/1769759/ 000110465920114633/ Sexson Benjamin <benjamin.sexson@gmail.com> Additional Information About Your Indication of Interest in Monogram Orthopaedics StartEngine <community@startengine.com> Tue, Dec 22, 2020 at 5:20 PM Reply-To: StartEngine <community@startengine.com> To: benjamin.sexson@gmail.com

12/22/2020 Gmail - Additional Information About Your Indication of Interest in Monogram Orthopaedics

tm2029060d4_partiiandiii.htm

Please see **Monogram's offering page** as there have been additional updates since we last emailed you.

NOTE: **This is NOT an investment and there is nothing else that you need to do at this time**. No funds will be pulled from your account until Monogram Orthopaedics is live and accepting investments. At that time, you will receive an email notifying you that the offering is live and you are now able to invest.

At that time, you can then confirm your investment amount, change the amount you wish to invest or decide not to invest in the offering. If you have any questions please reach out to us at **contact@startengine.com**.

Thank you!
The StartEngine Team

IMPORTANT MESSAGE: You are receiving this communication because you are a registered user on www.startengine.com, which is owned and operated by StartEngine Crowdfunding Inc. ("StartEngine"). Unless indicated otherwise with respect to a specific issuer, all securities offerings on StartEngine are facilitated by StartEngine Capital, LLC, an SEC-registered funding portal and member of FINRA, or StartEngine Primary, LLC, an SEC-registered broker-dealer and member of FINRA/SIPC. StartEngine Secondary is an alternative trading system regulated by the SEC and operated by StartEngine Primary LLC. Neither StartEngine Crowdfunding nor its affiliates are making any recommendation or giving any advice with respect to any company or offering discussed in this communication. To read our full disclosure, please go to: https://www.startengine.com/assets/Disclaimer.pdf

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